EXHIBIT 99.1

Team Announces Leadership Transition Plan

SUGAR LAND, Texas, July 9, 2014 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced that Ted W. Owen, currently Team's Executive Vice President and Chief Financial Officer, has been promoted to President of the Company and elected to its Board of Directors.

Team's Chairman and Chief Executive Officer, Philip J. Hawk, also announced today the intention within the next several months to transition his responsibilities as CEO to Mr. Owen. At that time, Mr. Hawk will then become Team's Executive Chairman. Mr. Owen will continue to serve as Chief Financial Officer until his successor is in place.

"Ted has been our CFO, and a trusted colleague of mine at Team for more than 15 years, and he is well-prepared to assume these expanded leadership responsibilities. With Ted's leadership and our experienced senior management team, I am confident Team will continue to capitalize on our attractive business fundamentals and future growth opportunities," said Mr. Hawk.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

For additional information, contact Philip J. Hawk or Ted W. Owen at (281) 331-6154.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.